Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268622

CRESCENT PRIVATE CREDIT INCOME CORP.

SUPPLEMENT NO. 3 DATED JUNE 3, 2025

TO THE PROSPECTUS DATED APRIL 29, 2025

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Crescent Private Credit Income Corp. (the “Fund”), dated April 29, 2025 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated to include the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2025 ("Form 8-K"). The Form 8-K is attached to this Supplement as Appendix A.

Please retain this Supplement with your Prospectus.

Appendix A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 3, 2025

CRESCENT PRIVATE CREDIT INCOME CORP.

(Exact Name of Registrant as Specified in Charter)

Maryland	814-01599	88-4283363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11100 Santa Monica Blvd., Suite 2000, Los Angeles, CA		90025
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (310) 235-5900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment No. 3 to JPM Funding Facility

On May 29, 2025, Crescent Private Credit Income Corp. (the “Fund”) entered into a Third Amendment to the Loan and Security Agreement (the “Amendment”), among the Fund, as servicer, CPCI Funding SPV, LLC, a wholly owned subsidiary of the Fund (the “Borrower”), as borrower, JPMorgan Chase Bank, National Association, as lender and administrative agent (the “Lender”), U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator (the “Collateral Agent”), and U.S. Bank National Association, as securities intermediary (the “Securities Intermediary”), to the Loan and Security Agreement, dated as of December 8, 2023, by and among the Borrower, the Fund, the Lender, the Collateral Agent, and the Securities Intermediary (as amended, the “JPM Funding Facility”).

The Amendment, among other things, provides for (i) a decrease in the interest rate charged on the JPM Funding Facility from an applicable margin of 2.25% (or 2.3693% in the case of borrowings in British Pounds) to 2.13% (or 2.2493% in the case of borrowings in British Pounds), in each case over an applicable benchmark (Term SOFR or other applicable benchmark based on the currency of the borrowing) and (ii) an increase in the facility size from $150.0 million to $375.0 million.

Borrowings under the JPM Funding Facility are subject to the JPM Funding Facility’s various covenants and leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the Amendment and is qualified in its entirety by reference to the copy of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

Exhibits

Number	Description
10.1*

Third Amendment to the Loan and Security Agreement, dated May 29, 2025, among CPCI Funding SPV, LLC, as borrower, Crescent Private Credit Income Corp., as servicer, U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator, U.S. Bank National Association, as securities intermediary, and JP Morgan Chase Bank, National Association as lender and administrative agent (filed herewith).

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Registration S-K.

A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESCENT PRIVATE CREDIT INCOME CORP.

June 3, 2025

	By:	/s/ Kirill Bouek
	Name:	Kirill Bouek
	Title:	Chief Financial Officer